AMENDMENT NO. 2

TO THE SUBADVISORY AGREEMENT

This Amendment No. 2 (the "Amendment"), made and entered into as of November 20, 2019, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company ("Investment Manager") and Los Angeles Capital Management and Equity Research, Inc., a California corporation (Subadviser"), dated February 15, 2017, as amended May 31, 2018 (the "Agreement").

WHEREAS, Investment Manager and Subadviser desire to amend the Agreement, including Schedule A thereto.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment		Los Angeles Capital Management and
Advisers, LLC		Equity Research, Inc.
By:	/s/ David Weiss	By:	/s/ Thomas Stevens

	Signature		Signature
Name:	David Weiss	Name:	Thomas Stevens

	Printed		Printed
Title:	Assistant Secretary	Title:	CEO

AMENDMENT NO. 2

TO THE SUBADVISORY AGREEMENT

SCHEDULE A

[SCHEDULE LISTING FUND AND FEE RATE OMITTED]